Exhibit 10.35

EMPLOYMENT AGREEMENT

THIS PERSONAL EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into this 21th day of October, 2013 by and between Infinity Augmented Reality Israel Ltd. (the “Company”) and Zanzuri Ortal I.D. No. 036467934 (the “Employee”) (each, a "Party" and collectively - the "Parties").

WHEREAS, the Company wishes to employ the Employee, and the Employee wishes to be employed by the Company, as of the Commencement Date (as such term is defined hereunder); and

WHEREAS, the Parties wish to state the terms and conditions of the Employee's employment by the Company, as set forth below;

NOW, THEREFORE, in consideration of the mutual premises, covenants and other agreements contained herein, the Parties hereby agree as follows:

General

1.
Position. The Employee shall serve in the position described in Schedule 1 attached hereto ("Schedule 1") (the "Position"). In such Position the Employee shall report regularly and shall be subject to the direction and control of the Company's management, and specifically under the direction of the person specified in Schedule 1 (the "Direct Manager"). The Employee shall act in accordance with the Company's regulations, guidelines, budgets, policies, procedures and general instructions, as shall be updated from time to time, and shall perform his duties diligently, conscientiously and in furtherance of the Company's best interests. The employee shall not use the tools, facilities and equipment of the Company for personal purposes, unless approved in advance by his Direct Manager. The Employee agrees and undertakes to inform the Company, immediately after becoming aware of any matter that may in any way raise a conflict of interest between the Employee and the Company.

2.
Full Time Employment. The Employee will be employed on a full-time basis. The Employee shall devote his entire business time and attention to the business of the Company and shall not undertake or accept any other paid or unpaid employment or occupation or engage in any other business activity, except with the prior written consent of the Company.

3.
Report. The Employee shall be required to comply with the Company guidelines (as amended from time to time) with respect to the report and registration of hours the Employee devoted to the Company during each day of employment hereunder.

Computer Monitoring; Company's Equipment

4.
Employee agrees and undertakes that all of Company's computer resources, including without limitation, electronic means, data and resources used by the Employee to fulfill his Position and are under Employees sole and direct control, are Company's exclusive property and were purposed to serve only Company's business. To remove any doubt, Employee will return to Company all electronic means and tools used by Employee in fulfilling his Position, including, without limitation, lap top, disk on key, email password, Skype password and/or otherwise.

5.
Employee agrees and undertakes to obey and act in accordance with Company's computer policy, as shall be updated from time to time, and specifically with proper use of computer resources, including, inter alia, monitoring, observing, controlling, blocking and etc.' of professional emails and Employee's working station.

6.
Employees acknowledges and agrees that his personal details provided in this Agreement and additional details he will deliver to Company from time to time (the "Details") were delivered in his own free will and acceptance. Employee agrees that the Details will use the Company for its activities and for the proper operation of the Company, including delivery of the Details to public bodies, as these are determined in Section 23 to the Protection of Privacy Law 5741-1981.

Confidentiality, Assignment of Inventions and Non-Competition

7.
Proprietary Information; Assignment of Inventions and Non-Competition. By executing this Agreement the Employee confirms and agrees to the provisions of the Company's Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Schedule 7 hereto.

8.	Special Compensation for Non-Competition Obligation.

8.1.              The Employee acknowledges and agrees a special compensation as detailed in Schedule 1is paid as special supplementary monthly compensation in consideration for the Employee's confidentiality, non-competition and non-solicitation obligations as set forth in Schedule 7 hereto (the "Special Non-Competition Monthly Compensation").

8.2.              The Employee warrants and represents that the Special Non-Competition Monthly Compensation constitutes a real, appropriate and full consideration to any prejudice he may suffer due to his non-competition obligations, including but not limited to restriction of his freedom of employment.

Salary and Additional Compensation, Insurance;

9.
Salary. The Company shall pay to the Employee as compensation for the employment services an aggregate base salary in the gross monthly amount set forth in Schedule 1 (the "Base Salary").  In addition, the Company shall pay to the Employee an additional gross monthly amount, as set forth in Schedule 1 for all of the Employee's overtime hours, as they may be from time to time (the “Additional Compensation”; the Base Salary together with the Additional Compensation, the “Salary”).In addition, the Company shall pay the Employee for any and all daily travel costs to which he may be entitled under any applicable law or orders, to the extent any apply. Except as specifically set forth herein, the Salary includes any and all payments to which the Employee is entitled from the Company hereunder and under any applicable law, regulation or agreement, and Employee waives any claim or demand for any payment in excess thereof. The Employee's Salary and other terms of employment may be reviewed and updated by the Company's management from time to time, at the Company's sole discretion.  The Salary is to be paid to the Employee in accordance with the Company's normal and reasonable payroll practices, after deduction of applicable taxes and like payments.

10.	Manager's Insurance/Pension Fund.

10.1.            The Company will insure the Employee, retroactively as of the Commencement Date, under a "Manager's Insurance Policy" or a Pension Fund to be selected by the Employee (the "Policy"), with respect to an amount equal to 100% of the Salary, and shall remit to the Policy, as detailed in Schedule 1.

10.2.            The Company undertakes to transfer the severance pay ingredient to the Employee within a reasonable time after termination of the Employee’s employment with the Company, whether terminated by the Company or the Employee. Notwithstanding the above, in the event that the Employee’s employment is terminated with “Cause” as defined in Section 18 hereto or if the Employee fails to comply with any of his obligations to the Company, the Company will not be obligated to release to the Employee the severance pay.

10.3.            The Company’s contributions will be in lieu of 100% of the severance pay that the Employee will be entitled to in the event of termination of his employment, all in accordance with the provisions of section 14 of the Severance Pay Law, 5723-1963. The Employee’s signature on this Agreement represents the Employee’s agreement to the content of this Section. The Company waives in advance any right it may have in the future for the return of the Company’s Contributions, or any of them, unless:

10.3.1.            The Employee’s entitlement for severance pay has been deprived by a judgment, under the provisions of sections 16 or 17 of the Severance Pay Law, 5723-1963, and as long as it was so deprived; or

10.3.2.            The Employee has withdrawn monies from the Policy not in circumstances of death, disability or retirement at the age of 60 or more.

A copy of the Order and Confirmation Regarding Payments of Employers to Pension Funds and Insurance Funds instead of Severance Pay is attached as Schedule10 to this Agreement.

11.	Advanced Education Fund ("Keren Hishtalmut").

11.1.            The Company together with the Employee will as of the Commencement Date maintain a Further Education Fund (the "Education Fund"). Each month, and subject to Section 11.3 hereto, the Company shall contribute to the Education Fund an amount equal to the percentage detailed in Schedule 1 of the Salary and the Employee shall contribute to the Education Fund an amount equal to the percentage detailed in Schedule 1 of the Salary.

11.2.            All of the Employee's aforementioned contributions shall be transferred to the Education Fund by the Company by deducting such amounts from each monthly Salary payment.

11.3.            Notwithstanding anything to the contrary, neither Party shall contribute nor shall the Company deduct from each monthly Salary an amount greater than the maximum amount exempt from tax payment under applicable laws.

11.4.            The Company reserves the right not to release to the Employee the amounts contributed by the Company to the Education Fund in the event that Employee's termination was with "Cause," as defined in Section 18 hereto.

11.5.            For the avoidance of doubt, no amount remitted by the Company in respect of this Section 11.5 shall be considered as part of the Salary for purposes of any deduction therefrom or calculation of severance pay.

11.6.            It is hereby agreed that (a) the contributions to the Education Fund will be made from the Salary only and that no additional amount will be contributed for the Education Supplement, if and to the extent such Education Supplement is paid to the Employee; (b) the Education Supplement is a supplement for all intents and purposes and shall not be considered part of the Employee's Salary, including for the purpose of calculating the amount to which the Employee would be entitled as severance pay (if any); and (c) the Employee shall bear all personal taxes in connection with any election under this Section 11.

Additional Benefits

12.	Vacation. The Employee shall be entitled to the Annual Vacation Days as detailed in Schedule 1.

13.
Sick Leave; Recuperation Pay. The Employee shall be entitled to that number of paid sick leave per year as set forth in Schedule 1 and also to Recuperation Pay ("Dmei Havra'a") in accordance with to applicable law.

14.
Options. Subject to a resolution duly resolved by the Board of Directors of Infinity Augmented Reality, Inc., the parent company of the Company, (the "Parent Company"), the Parent Company shall grant the Employee an option to purchase such number shares of the Parent Company at a price per share and under terms and conditions as set forth in Schedule 1 (the "Option").  The Option shall be subject to the terms of (a)the Parent Company's applicable equity incentive plan and Israeli sub-plan, as such will be adopted by the Company and the Parent Company; and (b) an option agreement to be executed between the Parent Company and the Employee. The Employee acknowledges that Employee will be required to execute additional documents in compliance with the applicable tax laws and/or other applicable laws.

15.
Car Maintenance. The Company will reimburse the Employee for car maintenance and travel expenses incurred by the Employee up to an aggregate amount as detailed in Schedule 1 (the "Car Reimbursement"). Any payments that are made in connection with the Car Reimbursement shall not be regarded as part of the Salary, for any purpose or matter, and no social benefits or other payments shall be paid on its account.

Term and Termination of Employment

16.
Term. The Employee's employment by the Company under this Agreement shall commence on the date set forth in Schedule 1 (the "Commencement Date"), and shall continue until it is terminated pursuant to the terms set forth herein (the "Term").

17.	Termination at Will.

17.1.            Either Party may terminate the employment relationship hereunder at any time by giving the other Party a prior written notice as set forth in Schedule 1 (the "Notice Period"). During the Notice Period and unless otherwise determined by the Company in a written notice to the Employee pursuant to its right under Section 17.3 hereto: (a) the employment relationship hereunder shall remain in full force and effect, (b) the Employee shall be obligated to continue to discharge and perform all of his duties and obligations with Company, and (c) the Employee shall cooperate with the Company and assist the Company with the integration into the Company of the person who will assume the Employee's responsibilities. It is hereby clarified and agreed that if, during the Notice Period, Employee shall not attend the Company during normal working hours for any reason other than instruction by the Company, the Employee shall not be entitled to any payment (including Salary or any portion whereof) for such days of non-attendance.

17.2.            In the event that the Employee does not deliver to the Company the required prior notice, the Employee shall pay compensation to the Company of an amount equal to the Salary to which the Employee would have been entitled during the Notice Period. Such amount shall be deemed a debt of the Employee to the Company and the Company shall be entitled to deduct such amount from any monies due and payable to the Employee.

17.3.            Notwithstanding the aforesaid, the Company is entitled to terminate this Agreement and the employment relationship with immediate effect upon a written notice to Employee and payment to the Employee of a one-time amount equal to the Salary to which the Employee would have been entitled during the Notice Period, in lieu of such prior notice.

18.
Termination for Cause. The Company may immediately terminate the employment relationship for Cause, and such termination shall be effective as of the time of notice of the same. "Cause" means: (a) a material breach of this Agreement; (b) any willful failure to perform or willful failure to perform competently any of the Company's instructions or any of the Employee's fundamental functions or duties hereunder; (c) engagement in willful misconduct or acting in bad faith with respect to the Company, (d) any act of personal dishonesty or a breach of trust in connection with the Employee's responsibilities to the Company resulting in substantial personal enrichment of the Employee; (e) any breach by the Employee of the Proprietary Information, Assignment of Inventions and Non-Competition Agreement attached as Schedule 7 hereto; (f) conviction of a felony involving moral turpitude; or (g) any cause justifying termination or dismissal in circumstances in which the Company can deny the Employee severance payment under applicable law

Additional Provisions:

19.
No Conflict. During his employment by the Company, the Employee shall not receive any payment, compensation or benefit from any third party in connection, directly or indirectly, with his position or employment in the Company.

20.
Tax.  Israeli income tax and other applicable withholdings shall be deducted at source from the payments to the Employee according to any applicable law, including, but not limited to, National Security and Health Tax.

21.
Military Reserve Duty. In the event of the Employee shall be called to a military reserve duty (including a "one-day" military reserve duty), the Company shall pay the Employee the full Salary for those dates the Employee is called to military reserve duty, provided that the Employee supplies the Company with an appropriate certificate in order for the Company to receive the amounts due from the Israel National Insurance Institute.

22.
Presentation on LinkedIn and external business sources– the Employee hereby grants its consent and full agreement to keep and respect the Company's brand and reputation and to avoid presenting itself externally, on LinkedIn and on any other professional network/blog/portal, in any title/role/job description which is not accurate or does not match its internal title and set of responsibilities. To remove any doubt and due that the Company is a subsidiary of a public traded company, Employee hereby undertakes to receive Company's prior written consent as to public presentation of content that discuss, or may discuss, without limitation, Company's products, financial data, structural changes and etc.

Miscellaneous

23.
(a) The Parties agree that this Agreement constitutes, among others, notification in accordance with the Notice to Employees (Employment Terms) Law, 2002. (b) The laws of the State of Israel shall apply to this Agreement and the sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement shall be the Tel-Aviv Regional Labor Court. (c) The provisions of this Agreement are in lieu of the provisions of any collective bargaining agreement, and therefore, no collective bargaining agreement shall apply with respect to the relationship between the Parties hereto (subject to the applicable provisions of law). (d) No failure, delay of forbearance of either Party in exercising any power or right hereunder shall in any way restrict or diminish such Party's rights and powers under this Agreement, or operate as a waiver of any breach or nonperformance by either Party of any terms of conditions hereof. (e) In the event it shall be determined under any applicable law that a certain provision set forth in this Agreement is invalid or unenforceable, such determination shall not affect the remaining provisions of this Agreement unless the business purpose of this Agreement is substantially frustrated thereby. (f) The preface and schedules to this Agreement constitute an integral and indivisible part hereof. (g) Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular.  The masculine gender, where appearing in this Agreement, shall be deemed to include the feminine gender.  (h) This Agreement constitutes the entire understanding and agreement between the Parties hereto, supersedes any and all prior discussions, agreements and correspondence with regard to the subject matter hereof, and may not be amended, modified or supplemented in any respect, except by a consent by both Parties hereto. (i) The Employee acknowledges and confirms that all terms of the Employee's employment are personal and confidential, and undertake to keep such term in confidence and refrain from disclosing such terms and/or any other benefit received from the Company (including salary, bonuses, etc., if any) to any third party, including, without limitation, other employees of the Company.

THE EMPLOYEE ACKNOWLEDGES THAT HE IS FAMILIAR WITH AND UNDERSTANDS THE ENGLISH LANGUAGE AND THE PROVISIONS OF THIS AGREEMENT AND DOES NOT REQUIRE TRANSLATION OF THIS AGREEMENT OR ITS SCHEDULES TO ANY OTHER LANGUAGE.

.העובד מצהיר בזאת כי השפה האנגלית מוכרת ומובנת לו וכי הוא אינו זקוק לתרגום הסכם זה ונספחיו לשפה אחרת

IN WITNESS WHEREOF the Parties have signed this Agreement as of the date first hereinabove set forth.

Infinity Augmented Reality Israel Ltd. By: _______________ Title: ______________	Zanzuri Ortal

Schedule 1
To the Personal Employment Agreement by and between
Infinity Augmented Reality Israel Ltd. and the Employee whose name is set forth herein

1.Name of Employee:	Zanzuri Ortal
2.ID No. of Employee:	036467934
3.Address of Employee:	Itzhak Rabin 26/15, Kiryat Ono
4.Position in the Company:	CFO
5.Under the Direct Direction of:	CEO
6.Base Salary + Fuel	40,000 NIS per month
7.Payment by Company for Severance Pay:	8.33%
8.Payment by Company for Pension Fund :	5%
9.Payment by Company for Loss of Earning Capacity:	2.5%
10.Deduction by Employee for Pension Fund:	5%
11.Education Fund - Payment by Company:	7.5%
12.Education Fund - Deduction from Employee:	2.5%
13.Vacation Days Per Year:	20 days per year.
14.Maximum Accumulation of Vacation Days:	In accordance with applicable law.
15.Sick Leave Days Per Year:	In accordance with applicable law.
16.Options:
200,000 (Two hundred thousand) Non-Qualified Stock Options (as defined by the Parent Company’s 2013 Equity Incentive Plan (the “2013 Plan”)) at an exercise price to be defined by the Parent Company's  Board of Directors, to be vested the Following: 50,000 Options shall be vested every 6 (six) months over a period of 2 (Two) years.
This provision is subject to the Parent Company’s adoption of an Israeli Employee Sub-Plan under the 2013 Equity Incentive Plan, if such will become applicable.

17.Commencement Date:	November 1st 2013
18.Notice Period:	60 days both sides
19.Parking:	Paid by company
20.Mobile Phone:	Paid by company

Zanzuri Ortal

Schedule 7
To the Personal Employment Agreement by and between
Infinity Augmented Reality Israel Ltd. and the Employee whose name is set forth herein

Name of Employee:	Zanzuri Ortal
ID No. of Employee:	036467934

General

1.           Capitalized terms herein shall have the meanings ascribed to them in the Agreement to which this Schedule is attached (the "Agreement"). For purposes of any undertaking of the Employee toward the Company, the term Company shall include any parent company, subsidiaries and affiliates of the Company. The Employee's obligations and representations and the Company's rights under this Schedule shall apply as of the Commencement Date, regardless of the date of execution of the Agreement.

2.           For the purpose of this Schedule 7 to the Agreement, the term "Field" shall refer to the Company's field of activities, i.e. AR.

Confidentiality; Proprietary Information

3.           "Proprietary Information" means confidential or proprietary information, whether or not patentable, whether in tangible or intangible form (including documentary, written, oral or computer generated), and whether marked or otherwise asserted as confidential, concerning the Company, including, without limitation, (i) conceptions, inventions, developments, improvements, designs, techniques, processes, methods, ideas, know-how, reports, research and research records, drawings, technical and other data, formulations and the existence, scope or activities of any projects of the Company; (ii) equipment, products (actual or planned), information and industrial secrets; (iii) trade secrets and market information, including, without limitation, sales, costs, prices, prospective customers, suppliers and sources of supply; (iv) forecasts, marketing activities and plans, advertising, competitive environments and competitors; (v) operations, credit and financial data, business information, and any information relating to the board, advisory board, investments, investors, consultants, employees, budget information and technical information (including research and development), business, strategic plans and regulatory information and affairs of the Company and its products; and (vi) patents, patent applications, copyright, trademark, trade dress, technologies and other intellectual property rights and strategies related thereto.

4.           Proprietary Information shall be deemed to include any and all proprietary information disclosed by or on behalf of the Company and irrespective of form but excluding information that (i) was known to Employee prior to Employee's association with the Company, as evidenced by written records; (ii) is or shall become part of the public knowledge except as a result of the breach of the Agreement or this Schedule by Employee; (iii) reflects general skills and experience; or (iv) reflects information and data generally and publicly known in the industries or trades in which the Company operates.

5.           Employee recognizes that the Company received and will receive confidential or proprietary information from third parties, subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. In connection with such duties, such information shall be deemed Proprietary Information hereunder, mutatis mutandis.

6.           Employee agrees that all Proprietary Information, and patents, trademarks, copyrights and other intellectual property and ownership rights in connection therewith shall be the property solely of the Company its subsidiaries and their assigns. At all times, both during the employment relationship and after the termination of the engagement between the Parties, Employee will keep in confidence and trust all Proprietary Information, and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company or its subsidiaries, except as may be necessary in the ordinary course of performing Employee's duties under the Agreement.

7.           Upon termination of Employee's engagement with the Company for whatever reason, Employee will promptly deliver to the Company all documents and materials of any nature pertaining to Employee's engagement with the Company, and will not keep or take with him any documents or materials or copies thereof containing any Proprietary Information.

8.           Employee's undertakings set forth in Section 3 through Section 7 to this Schedule shall remain in full force and effect after termination of the Agreement or any renewal thereof.

Disclosure and Assignment of Inventions

9.           "Inventions" means any and all inventions, improvements, designs, concepts, techniques, methods, systems, processes, know how, computer software programs, databases, mask works and trade secrets, whether or not patentable, copyrightable or protectable as trade secrets; "Company Inventions" means any Inventions that are made or conceived or first reduced to practice or created by Employee, whether alone or jointly with others, during the period of Employee's engagement with the Company, and which are: (i) developed using equipment, supplies, facilities or Proprietary Information of the Company, (ii) result from work performed by Employee for the Company, or (iii) related to the Field (as defined in Section 2 to this Schedule above), or to past, current or anticipated research and development.

10.         The Employee hereby confirms that all rights that he may have had at any time in any and all Company's Inventions are and have been from inception in the ownership solely of the Company. If ever any doubt shall arise as to the Company's rights or title in any Company Invention and it shall be asserted that the Employee, allegedly, is the owner of any such rights or title, then the Employee hereby irrevocably transfers and assigns in whole to the Company without any further royalty or payment any and all rights, title and interest in any and all Company's Inventions. The Employee has attached as Exhibit 10 hereto a complete list of all inventions to which he claims ownerships (the "Prior Inventions") and that he desires to remove from the operation of this Schedule, and acknowledges and agrees that such list is complete. If no such list is attached to this Schedule, the Employee represents that he has no such Prior Inventions at the time of signing this Schedule. The Prior Inventions, if any, patented or unpatented, are excluded from the scope of this Schedule. If, in the course of performance of services for the Company, the Employee incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sub-licensees) to make, have made, modify, use and sell such Prior Invention.  Notwithstanding the foregoing, the Employee agrees that it will not incorporate, or permit to be incorporated, Prior Inventions in any Company's Inventions without the Company's prior written consent. The Employee hereby represents and undertakes that no third party, including none of his previous employers or any entity with whom he was engaged, has any rights in the Prior Inventions and that his employment by the Company will not grant any third party any right in the results of the Employee's work.

11.         Employee undertakes and covenants he will promptly disclose in confidence to the Company all Inventions deemed as Company Inventions. The Employee agrees and undertakes not to disclose to the Company any confidential information of any third party and, in the framework of his employment by the Company, not to make any use of any intellectual property rights of any third party.

12.         Employee hereby irrevocably transfers and assigns to the Company all worldwide patents, patent applications, copyrights, mask works, trade secrets and other intellectual property rights in any Company Invention, and any and all moral rights that he may have in or with respect to any Company Invention. For the avoidance of any doubt, it is hereby clarified that the provisions contained in Section 11 and this Section 12 to this Schedule will apply also to any "Service Inventions" as defined in the Israeli Patent Law, 1967 (the "Patent Law").  However, in no event will such Service Invention become the property of the Employee and the provisions contained in Section 132(b) of the Patent Law shall not apply unless the Company provides in writing otherwise. The Employee will not be entitled to royalties or other payment with regard to any Prior Inventions, Company Inventions, Service Inventions or any of the intellectual property rights set forth above, including any commercialization of such Prior Inventions, Company Inventions, Service Inventions or other intellectual property rights, and the Employee hereby specifically and irrevocably waives any right he may have to such payment (including, inter-alia, in relation with Section 134 of the Patent Law).

13.         Employee agrees to assist the Company, at the Company's expense, in every proper way to obtain for the Company and enforce patents, copyrights, mask work rights, and other legal protections for the Company Inventions in any and all countries. Employee will execute any documents that the Company may reasonably request for use in obtaining or enforcing such patents, copyrights, mask work rights, trade secrets and other legal protections. Such obligation shall continue beyond the termination of Employee's engagement with the Company. Employee hereby irrevocably designates and appoints the Company and its authorized officers and agents as Employee's agent and attorney in fact, coupled with an interest to act for and on Employee's behalf and in Employee's stead to execute and file any document needed to apply for or prosecute any patent, copyright, trademark, trade secret, any applications regarding same or any other right or protection relating to any Proprietary Information (including Company Inventions), and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trademarks, trade secrets or any other right or protection relating to any Proprietary Information (including Company Inventions), with the same legal force and effect as if executed by Employee himself.

Non-Competition

14.         In consideration of Employee's terms of employment hereunder, which include special compensation for his undertakings under this Section 14 and the following Section 15, and in order to enable the Company to effectively protect its Proprietary Information, Employee agrees and undertakes that, so long as the Agreement is in effect and for a period of twelve (12) months following termination of the Agreement for whatever reason, he will not, directly or indirectly, in any capacity whatsoever, engage in, become financially interested in, be employed by, or have any connection with any business or venture that is engaged in any activities competing with the activities of the Company.

15.         Employee agrees and undertakes that during the employment relationship and for a period of twelve (12) months following termination of this engagement for whatever reason, Employee will not, directly or indirectly, including personally or in any business in which Employee may be an officer, director or shareholder, solicit for employment any person who is employed by the Company, or any person retained by the Company as a consultant, advisor or the like who is subject to an undertaking towards the Company to refrain from engagement in activities competing with the activities of the Company (for purposes hereof, a "Consultant"), or was retained as an employee or a Consultant during the six (6) months preceding termination of Employee's employment with the Company.

Reasonableness of Protective Covenants

16.           Insofar as the protective covenants set forth in this Schedule (the "Protective Covenants") are concerned, Employee specifically acknowledges, stipulates and agrees as follows: (i) the Protective Covenants are reasonable, necessary and essential to protect the goodwill, property and Proprietary Information of the Company, and the benefits, rights and expectations of the Company in conducting and operating its business; (ii) the area and time duration of the Protective Covenants are in all things reasonable and necessary to protect the goodwill and the operations and business of Company, and does not impose a greater restrain than is necessary to protect the goodwill or other business interests of the Company, and (iii) that good and valuable consideration exists under the Agreement, for Employee's agreement to be bound by the provisions of this Schedule. Nevertheless, if any of the restrictions set forth in this Schedule is found by a court having jurisdiction to be unreasonable or overly-broad as to geographic area, scope or time or to be otherwise unenforceable, the Parties hereto intend for the restrictions set forth in this Schedule to be reformed, modified and redefined by such court so as to be reasonable and enforceable and, as so modified by such court, to be fully enforced.

Remedies for Breach

17.         Employee acknowledges that the legal remedies for breach of the provisions of this Schedule may be found inadequate and therefore agrees that, in addition to all of the remedies available to Company in the event of a breach or a threatened breach of any of such provisions, the Company may also, in addition to any other remedies which may be available under applicable law, obtain temporary, preliminary and permanent injunctions against any and all such actions.

Zanzuri Ortal

Schedule10

Order and Confirmation Regarding Payments of Employers
to Pension Funds and Insurance Funds instead of Severance Pay

Pursuant to the power granted to me under section 14 of the Severance Pay Law 5723-1963 (“Law”) I hereby confirm that payments paid by an employer, commencing the date hereof, to an employee’s comprehensive pension fund into a provident fund which is not an insurance fund, as defined in the Income Tax Regulations (Registration and Management Rules of a Provident Fund) 5724-1964 (“Pension Fund”), or to a Manager’s Insurance Fund that includes the possibility of an allowance or a combination of payments to an Allowance Plan and to a plan which is not an Allowance Plan in an Insurance Fund (“Insurance Fund”), including payments which the employer paid by combination of payments to a Pension Fund and to an Insurance Fund whether there exists a possibility in the Insurance Fund to an allowance plan (“Employer Payments”), will replace the severance pay that the employee is entitled to for the salary and period of which the payments were paid (“Exempt Wages”)if the following conditions are satisfied:

(1)	Employer Payments –

(A)
for Pension Funds are not less than 14.33 % of the Exempt Wages or 12% of the Exempt Wages, if the employer pays for his employee an additional payment on behalf of the severance pay completion for a providence fund or Insurance Fund at the rate of 2.33% of the Exempt Wages. If an employer does not pay the additional 2.33% on top of the 12%, then the payment will constitute only 72% of the Severance Pay.

(B)	to the Insurance Fund are not less that one of the following:

(1)
13.33% of the Exempt Wages if the employer pays the employee additional payments to insure his monthly income in case of work disability, in a plan approved by the Supervisor of the Capital Market, Insurance and Savings in the Finance Ministry, at the lower of, a rate required to insure 75% of the Exempt Wages or 2.5% of the Exempt Wages (“Disability Payment”).

(2)
11% of the Exempt Wages if the employer pays an additional Disability Payment and in this case the Employer Payments will constitute only 72% of the employee’s severance pay; if, in addition to the abovementioned sum, the employer pays 2.33% of the Exempt Wages for the purpose of Severance Pay completion to providence fund or Insurance Funds, the Employer Payments will constitute 100% of the severance pay.

(2)	A written agreement must be made between the employer and employee no later than 3 months after the commencement of the Employer Payments that includes –

(A)
the agreement of the employee to the arrangement pursuant to this confirmation which details the Employer Payments and the name of the Pension Fund or Insurance Fund; this agreement must include a copy of this confirmation;

(B)
an advanced waiver of the employer for any right that he could have to have his payments refunded unless the employee’s right to severance pay is denied by judgment according to sections 16 or 17 of the Law, and in case the employee withdrew monies from the Pension Fund or Insurance Fund not for an Approved Event; for this matter, Approved Event or purpose means death, disablement or retirement at the age of 60 or over.

(3)
This confirmation does not derogate from the employee’s entitlement to severance pay according to the Law, Collective Agreement, Extension Order or personal employment agreement, for any salary above the Exempt Wages

[Name and Title of the Minister]